MANAGEMENT DISCUSSION SECTION

Operator: Hello and welcome to the Independent Bank Corp. Second Quarter 2009 Earnings Conference Call and Webcast. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions] Please note this conference is being recorded.

At this time, I would like to turn the conference over to Chris Oddleifson. Mr. Oddleifson, you may now begin.

Christopher Oddleifson, President and Chief Executive Officer

Good morning, and thank you very much for joining us. I’m joined today by Denis Sheahan, our Chief Financial Officer
who will review our second quarter financial performance after my brief comments? But, of course, I have to begin with the customary, cautionary statement. This call may contain “forward-looking” statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp, cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events, or otherwise.

Okay, let’s get started. In terms of the numbers, the second quarter was a complicated one with lots of moving parts that one really needs to work through to get a sense of underlying performance. Denis will be helping us to do that later in the call.
Net operating earnings amounted to $6.8 million or $0.33 per share, inclusive of the special FDIC deposit premium. There were also several non-operating items related to previously announced events.

While these serve to depress reported results, they came attached to very positive developments for our franchise, such as the Ben Franklin acquisition and the repayment of CPP funds to the Treasury. Denis will cover all this in more detail shortly.
The fundamentals of the company remain in excellent shape as evidenced by the many positives in the second quarter. Double-digit annualized commercial loan growth, and solid dollar growth in various core deposit categories, robust mortgage originations, improved net interest margin, higher wealth management revenues, stable credit quality, and strong tangible and regulatory capital levels.

Our credit experience continues to hold up well despite the tough environment. To give you some sense of our local economy, I’ll mention a few things; the Case-Shiller Index for Boston shows a relatively good 18% peak to current value decline in our residential real estate values. This is the fourth best major region measured by Case-Shiller.

Interestingly, for the second quarter in a row, the median sale price for homes in our primary county is up. I’d like to remind everybody on the call today that our region did not see a frothy commercial real estate market that you’ve seen in other markets. As an indication while the average asking lease rate for office space in our primary area has declined – it has declined to $19.50 from a peak of $20.50, neither of these figures are in the stratosphere that you hear in the other markets.
Unemployment stands, in Massachusetts, about 8.7% better than the national average. I’d also like to remind everyone that our economy is fairly diversified and not dependent on any one industry. Some of you may recall that two major film studios are being planned within our markets and are still on track.

One of the major milestones in the second quarter was the closing of the Ben Franklin acquisition in April. Its 11 branches and $700 million of deposits in an attractive western suburb of Boston are a terrific addition to the Rockland Trust franchise.
We have fully assimilated Ben Franklin and fully converted all major systems within a month of closing. All of our branches now bear the familiar blue, white, and gold colors of Rockland Trust. We have retained Ben Franklin’s front-line staff, providing valuable continuity to our new customers. We engaged in a robust marketing campaign to promote the benefit of the combination, and our customer retention trend thus far has been very encouraging.

Another major milestone for us in the second quarter was our full repayment of CPP funds to the U.S. Treasury. As you may know, we were among the first in the country to do this, and we did so without raising replacement capital, a measure of our balance sheet strength. We subsequently reached agreement on the redemption of related warrants, and I have to say, we have no regrets whatsoever on our decision to repay. The response from all of our various constituents has been universally terrific, and I would say sometimes bordering close to euphoric.

And most importantly, our remaining capital position is quite strong. Beyond these developments there were several other factors that point to the strength of our franchise. In May, we were awarded $50 million in tax credit allocation authority under the federal New Markets Tax Credit Program. This program focuses on making credit available to qualified entities and low-income communities. We are the only bank in Massachusetts, and one of only 30 institutions nationally, to receive this designation in this round. This marks the third time we’ve received these tax credits since the program’s inception in 2000.

Another source of pride for us is the fact that throughout this banking and financial crisis, we’ve been able to provide our shareholders with a steady level of dividends; a track record many other financial service companies could not maintain. Obviously, there are no guarantees on this front, given the prevailing uncertainty, but shareholder returns are near and dear to our heart.

None of this would be possible without my highly motivated colleagues throughout Rockland Trust and our new Ben Franklin areas, which are committed to the company and completely dedicated to the customer service experience.
Our recent internal survey indicated 97% of our employee base is satisfied or extremely satisfied with working at Rockland Trust; this is a high level. This is up from where it was last time we did this survey and the national trend is actually in the opposite direction. Our customer satisfaction levels have consistently scored high, and we continue to attract high caliber talent to our institution; a real sign that we’re viewed as a winning franchise.

To wrap-up, I’d like to say that we will continue to execute our strategy and seek to maintain the momentum across our company. The crystal ball on the macro environment remains clouded and we continue to bring the right sense of caution to the table. But given the strength of our capital position and our disciplined credit approach, we feel we are operating from a position of strength and are able to play both offense and defense.

Challenging times often present great opportunities for disciplined companies like us, and we’re prepared to capitalize on them. Thank you. Denis?

Thank you, Chris, and good morning. Independent Bank Corp. reported net income of $660,000 and a loss per diluted share of $0.19 in the second quarter of 2009, as compared to net income of $6.4 million and diluted earnings per share of $0.32 in the first quarter of this year.

Including the preferred stock dividend, net loss available to common shareholders was $3.9 million in the second quarter, compared to net income available to common shareholders of $5.2 million in the first quarter.

As Chris mentioned, there were a number of items in the second quarter period of a “non-core” nature. The largest of these items is a pre-tax charge of $10.8 million or $0.43 per share, associated with the Ben Franklin Bancorp acquisition. This charge is larger than I guided at the end of the prior quarter, when I guided to a charge of $4.3 million pre-tax.

The difference can best be described as a geography issue associated with new mergers and acquisitions accounting. There is nothing in the larger charge that was unanticipated, we merely believed some of the costs would be borne by the acquired company prior to closing and found that not to be the case as we got further into the complexities of the new accounting.

Importantly, this had no impact on our capital position, as whether the charges are incurred by the acquirer or the acquiree, it makes no difference to consolidated capital post-acquisition.

Second, the deemed dividend to the U.S. Treasury associated with the company’s exit of the U.S. Treasury’s Capital Purchase Program amounted to $4.4 million in after-tax dollars or $0.22 per share. This does not include the accrued preferred dividend for the period that the CPP was outstanding during the quarter prior to repayment-this is included in operating earnings.

Third, a decision to pay down $25 million of borrowings during the quarter due to the company’s strong liquidity level, led to a current period gain associated with the unwinding of interest rate hedge positions amounting to $3.8 million pre-tax or $0.12 per share. We treat securities gains and items of this nature as non-core.

Excluding these items, operating earnings were $6.8 million or $0.33 per share in the second quarter, as compared to $5.3 million and $0.33 per share in the first quarter. Two additional large variance items in Q2, which management considers to be Operating, were a special FDIC deposit insurance assessment of $2.1 million pre-tax or $0.07 per share, and a securities impairment charge of $1.7 million or $0.05 per share.

While this quarter reflects many unusual items that served to depress reported earnings, there were many positive takeaways in the quarter reflective of the strong core performance of the Company.

The company’s net interest margin improved to 3.88% in the second quarter, up from the 3.57% reported in Q1. A number of actions helped to improve the net interest margin; including managing down a large Fed Funds sold position that existed at the end of the first quarter, in addition to careful management of deposit costs.

Capital strengthened in the second quarter as the Company’s tangible equity ratio increased to 6.33% at the end of the 2nd quarter, as compared to 5.83% at the end of Q1. I would remind you that the ratios provided include the benefit of the tax deductibility of certain goodwill.

Asset quality is stable. Non-performing loans as a percentage of loans decreased to 93 basis points in the second quarter from 108 basis points at the end of Q1. Loan net charge-offs were $1.9 million in Q2 or 23 basis points on an annualized basis, compared to $3.6 million or 53 basis points on an annualized basis in the first quarter.

Despite this, we felt it prudent to increase the provision for loan losses to $4.5 million in the second quarter, improving the reserve to loan ratio to 1.49%, excluding the loans acquired at fair value in the Ben Franklin Bancorp acquisition.
Loan delinquency is also stable at 171 basis points at the end of Q2, as compared to 175 basis points at the end of Q1. Commercial lending growth was strong in the second quarter, amounting to $62 million of organic growth or 15% on an annualized basis, driven by C&I lending opportunities. Growth opportunities remain strong, as the pipeline is still quite high.

We experienced good deposit growth in the core deposit categories, particularly demand deposits, which grew $36 million. This growth was mitigated by reductions in the time deposit category, as CDs were managed down to help reduce a large excess cash position and to manage our cost of funds.

The Benjamin Franklin acquisition closed in the second quarter and added $1 billion in footings prior to de-leverage. The majority of the Ben Franklin securities and borrowings were unwound resulting in approximately $700 million in loans and deposits added to the company’s footings.

You will note and as we discussed during the last conference call, the Company’s reserve to loan ratio decreased following the acquisition to 1.2%, as the acquired bank’s reserve for loan losses no longer carried over under new merger and acquisition accounting. The acquired loans have recorded at fair value consisting of a net premium of $3.7 million composed of an interest and liquidity mark and a credit discount.

This net premium will be amortized over the life of the loan portfolio and losses associated with the acquired loan portfolio will be charged against the allowance for loan losses. More importantly, the acquisition integration is well underway and performance is meeting our expectations.

I’ll now provide some earnings guidance for the remainder of the year. As you can appreciate, there is much uncertainty in the financial services industry regarding individual company performance in 2009 in light of the continued economic weakening. Yet, we feel it’s important to share our outlook with our shareholders recognizing that it is a fluid exercise and subject to updates throughout the year.

Our best and most current estimate of performance is diluted earnings per share on an operating basis, expected to be in the range of $1.50 to $1.60 per share. This estimate is consistent with the prior estimate but it now includes the special FDIC assessment of $2.1 million pre-tax or $0.07 per share in both the second quarter and the fourth quarter of this year.

Here are some other key assumptions:

•	No further securities impairments — there were $1.7 million in pre-tax securities impairment charges in the second quarter;

•	Loan loss provision was previously estimated to be in the $14 to $17 million range, including Ben Franklin Bancorp, and we continue to believe in that range, with net loan charge-offs expected to be approximately $12 million.

Tax rate will be 26% for the remainder of the year, and believe that the net interest margin can continue to expand and guide you to a range of 3.90% to 4% for the rest of the year.

•	We expect commercial loan growth to be quite good for the remainder of the year, though mitigated by runoff in the residential and automobile lending categories, resulting in total loans outstandings of approximately $3.4 billion at year-end.

That concludes my comments. Chris?

Great. Okay. I think we can open now for questions.

Operator: Thank you. [Operator Instructions]. Our first question comes from Mark Fitzgibbon of Sandler O’Neill. Please go ahead.

<Q – Mark Fitzgibbon>: Good morning, gentlemen.

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning.

<Q – Mark Fitzgibbon>: First question I had, I wondered if you could share with us what you’re seeing on your early stage delinquencies, the 30 to 89 days?

<A – Denis Sheahan>: Sure. Okay. As of June, obviously, Mark, this is based on a larger base because of the Ben Franklin acquisition; 30 to 89 day delinquency is $31 million. It’s $30, 966 to be exact. As a percentage of loans, that’s 92 basis points and just to compare it to the prior quarter period, which was $23.6 million that was 88 basis points. So it’s consistent from March to June, just happens to be on a larger base.

<Q – Mark Fitzgibbon>: Okay. Then I don’t think you guys broke out in the release the credit metrics at Ben Franklin versus Independent or Rockland Trust. Was there any marked differences this quarter or did they both sort of – and I know the overall trend was certainly very good, but anything underneath?

<A – Denis Sheahan>: No. I mean, I can give you the sense of, in terms of the increase in our non-performing assets; I could share with you how much of it was Ben Franklin.

<Q – Mark Fitzgibbon>: Okay. Great.

<A – Denis Sheahan>: So overall, our non-performing loans increased from roughly $29 million to $31.5 million. Of that, Ben Franklin was $5.6 million.

<Q – Mark Fitzgibbon>: Okay.

<A – Denis Sheahan>: The other category that there was an increase resulting from the acquisition was in other real estate owned — within non-performing assets, which you know increased from $1.8 million to $6.1 million; and $3 million of that was Ben Franklin property.

<Q – Mark Fitzgibbon>: Okay. And...

<A – Denis Sheahan>: But all within our expectations.

<Q – Mark Fitzgibbon>: Great. And the last question I had was; could you just update us on the timeline for extracting the cost saves out of the Ben Franklin deal?

<A – Denis Sheahan>: Well, all of the staffing adjustments have been completed at this point. All of the technology conversion has happened; I mean, from now forward, all of the expenses are out that we’ve planned.

<Q – Mark Fitzgibbon>: Okay. So just a little bit of residual here in the third quarter?

<A – Denis Sheahan>: No. I’d say it’s done as of Q2.

<Q – Mark Fitzgibbon>: Okay. Great.

<A – Denis Sheahan>: The conversion was in the very beginning of May. There was certainly some staffing that was retained for the month following conversion, but all of the expense savings have been realized at this point.

<Q – Mark Fitzgibbon>: Thank you.

<A – Christopher Oddleifson>: Sure. You’re welcome.

Operator: Thank you. Our next question is from Damon DelMonte of KBW. Please go ahead.

<Q – Damon DelMonte>: Hi, good morning guys. How are you?

<A – Christopher Oddleifson>: Good morning, Damon.

<Q – Damon DelMonte>: Could you just give us a little perspective on your expectations for deposit runoff from the Ben Franklin franchise?

<A – Denis Sheahan>: Sure. We acquired $701 million in deposits. The Ben Franklin base right now is about $660 million. So we’ve had about $42 million in runoffs thus far. And it was driven by; there were a couple of large depositors each in the region of $10 million apiece — and we lost those depositors and that’s it. The vast majority of the Ben Franklin base has held in really well. We think that the integration is going very smoothly, and we wouldn’t expect much further runoff at this point.

<A – Christopher Oddleifson>: And that was within the expectations.

<A – Denis Sheahan>: Yeah. Very much so.

<Q – Damon DelMonte>: Okay, great. Thanks. And then Denis, the 1.50 to 1.60 operating EPS numbers that you were guiding to, I just want to confirm that it includes a special assessment again in the fourth quarter of $2.7 million?

<A – Denis Sheahan>: Of $2.1 million, it does include it.

<A – Christopher Oddleifson>: $2.1 million.

<A – Denis Sheahan>: Yes, again in the fourth quarter.

<Q – Damon DelMonte>: It does. Okay.

<A – Denis Sheahan>: Yes, it does.

<Q – Damon DelMonte>: And then on the deemed dividend; of the $4.5 million this quarter, does that include the quarterly dividend that you would have paid if you held on to TARP?

<A – Denis Sheahan>: It includes – the actual deemed dividend is 4.3 in change. The difference between the 4.3 and the 4.5 is essentially the accrued dividend up until when we paid off the TARP.

<Q – Damon DelMonte>: Okay. Got it. Okay. That’s all that I had. Thank you very much.

<A – Christopher Oddleifson>: Sure. You’re welcome.

Operator: Thank you. Our next question is from Bryce Rowe of R. W. Baird. Please go ahead.

<Q – Bryce Rowe>: Thanks. Good morning guys.

<A – Christopher Oddleifson>: Good morning, Bryce.

<Q – Bryce Rowe>: Denis, do you have the estimated total risk-based capital ratio for the second quarter?

<A – Denis Sheahan>: Yeah. Bryce it’s going to be right around 11% for Q2.

<Q – Bryce Rowe>: Okay. And another question on the margin; the 3.90% to 4% guidance, can you talk about what the dynamics are, the assumed dynamics within that estimate are? Is it on the earning asset yield side and also on the deposit cost side?

<A – Denis Sheahan>: Well, it’s mostly on our cost of funds and where you may recall Bryce, we had a large excess cash position at the end of the first quarter that really depressed the margin. It took us some time through Q2 to eliminate that position, and we still ended up at an average of 3.88. So we’re very close to that 3.90 to 4% right now. The month of June was right around 4%. So there’s not much work remaining to be done to achieve that range in the third quarter; or for the rest of the year for that matter. And that’s subject to change depending on what deposit pricing does from a market perspective, but we’re confident we can hold that range.

<Q – Bryce Rowe>: Do you still have more room to cut CD rates?

<A – Denis Sheahan>: It’s just – with CDs as they mature, we have CDs roll off that are maybe six months old. They will re-price down into this lower rate environment, and that obviously helps in maintaining the range that I’ve provided.

<Q – Bryce Rowe>: Okay. I appreciate it. Thank you.

<A – Denis Sheahan>: Sure.

<A – Christopher Oddleifson>: Thank you, Bryce.

Operator: Thank you. Our next question is from Laurie Hunsicker of Stifel Nicolaus. Please go ahead.

<Q – Laurie Hunsicker>: Yeah. Hi, good morning. A couple of my questions have been answered, but just to go back to the deemed dividend; do you have the exact amount that is accrued? I mean, I know in round numbers it’s $200,000. But do you have any exact?

<A – Denis Sheahan>: One second.

<Q – Laurie Hunsicker>: And then...

<A – Denis Sheahan>: Yeah, $141,000.

<Q – Laurie Hunsicker>: 141,000? Okay, great! And then back to credit. As I remember, Ben Franklin was running at about $9 or $10 million in non-performers. So did you – I guess with respect to your charge-offs, did a lot of that have to do with Ben Franklin, or did that mark flow through the other side, or, can you give us any color? And then the OREO out of $3 million. And I know they have been sitting with like a five or $6 million property, commercial real estate property in Boston. Is that what that is?

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: On our charge-offs for the quarter, the $1.8 million is not reflective of the charge-off associated with that property in Boston, that was taken care of by Ben Franklin prior to the acquisition appropriately. And that property is now an OREO.

<Q – Laurie Hunsicker>: Okay. And I guess with respect to their commercial bucket, is there anything within their bucket that is different than your underwriting standards? Or was that just kind of more one-off?

<A – Denis Sheahan>: That was – I mean this was a loan that we identified in due diligence. We had very cooperative discussions between our management team and the management team at Ben Franklin; we thought it was a problem. We believe it is – that’s why it’s an OREO.

<Q – Laurie Hunsicker>: Right.

<A – Denis Sheahan>: And we’re going to manage that very effectively. The rest of the Ben Franklin book, we are very content with. Every bank has differences in underwriting standards, but we feel good about the Ben Franklin book.

<A – Christopher Oddleifson>: On balance, Laurie, there are no surprises and the guidance we’ve given is holding up.

<Q – Laurie Hunsicker>: Okay, okay and then just from the standpoint of other commercial real estate, the jump in non-performers in the quarter from $10.8 to $12.5 million, how many properties is that? Or is that again related to Ben Franklin?

<A – Christopher Oddleifson>: Remember we added a whole bunch of – that wouldn’t be – there will be a little bit – just a little of the Ben.

<A – Denis Sheahan>: Yeah.

<Q – Laurie Hunsicker>: In that. So, some of that is yours, I mean do you have any color you can add on that? Or...

<A – Denis Sheahan>: I can give you the larger credit to give you a sense of them. In the commercial non-performers, one of them is a...and this is both within commercial real estate and C&I because it’s different component, with this one borrower, it’s an organization that we have a real estate loan with but also they rent equipment in the construction industry. So that is a type of one non-performer.

<Q – Laurie Hunsicker>: And how big is that total relationship?

<A – Denis Sheahan>: The total is $3 million, about two-thirds of it is in real estate. Yeah, about two-thirds of it is in real estate.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: Another one, $1 million, is a commercial office building. So overall, there’s some diversity in it; a residential developer in southern Plymouth County that we’ve been working out for quite some time. That’s about only $1 million left in that one. So no real surprises.

<Q – Laurie Hunsicker>: So after $3 million, your next biggest is a $1 million in both the C&I and the CRE?

<A – Denis Sheahan>: No, the next biggest is the $2 million property that we’ve already taken some charge-offs on, that would be our next biggest, then you go down to $1 million.

<Q – Laurie Hunsicker>: And what kind of property?

<A – Denis Sheahan>: It’s a commercial construction property.

<Q – Laurie Hunsicker>: Okay. Okay. Great. And then Chris, maybe you can just give us a little bit more of a macro. Now that you’ve closed Ben Franklin and I know in the past you’ve said you probably wouldn’t do another deal for a year, year and a half. So now that this is closed, maybe you can just update us on your thoughts on M&A and the landscape you’re seeing; and. What would make you change your mind or what wouldn’t if you’re staying the course?

<A – Christopher Oddleifson>: Well, I’ve said in the past too, that the banks are sold not bought, meaning we don’t have any control over the timing. And certainly New England has been rolled up by a variety of large organizations over the last decade. So we don’t see that there’s sort of .....Our strategy is certainly not contingent or dependent on acquisitions. Having said that, the Board of Directors in a bank that’s within or adjacent to our market decides to raise their hands and would like to have a conversation, we’d be ready, willing, and able to have that conversation.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: Right now.

<Q – Laurie Hunsicker>: And what would be your target asset size?

<A – Christopher Oddleifson>: Well, I think, we’re still of the size where – I know some banks say when they get to a certain size, we’ll never look at banks below x or y. We don’t have that criterion right now. It’s more of criteria that fits strategically. Can we really add value to the franchise that was not there, like bringing a lot of robust product set? Can we achieve pricing that makes us accretive in year one, after excluding one-time cost? Those are more of the things we’d look at, Laurie, than sort of pure asset size criteria.

<Q – Laurie Hunsicker>: Okay. Is there a cut-off though in terms of how low you would go, a deal below $200 or $300 million? Does it make sense or...

<A – Christopher Oddleifson>: No, to tell you the truth we haven’t – I haven’t thought about it that way. And I suppose that if a deal like $50 or $60 million bank comes along, we’d take a quick look at it and make that assessment then.

<Q – Laurie Hunsicker>: Okay. And just remind me, how far west would you go in terms of the state of Massachusetts? Where do you sort of start to lose interest?

<A – Christopher Oddleifson>: I would say that we’re completely open to any conversations.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: It all depends. It all depends. It depends on management teams, on the franchise, and on whether they’re leveragable. It depends on whether we can leverage our platforms. I mean, there are so many, what ifs associated with any potential. And I think we don’t want to box ourselves in, in any way, shape or manner.

<Q – Laurie Hunsicker>: Got it. Okay. Thanks, Chris. Thanks, Denis.

<A – Christopher Oddleifson>: Yeah. My pleasure, any time, Laurie.

Operator: Thank you. We have a follow-up from Bryce Rowe of R. W. Baird.

<A – Denis Sheahan>: Yeah. Hi, Bryce.

<Q – Bryce Rowe>: Hi. Thanks for the follow-up. Just on capital and I think you guys have said in the past that 11% total risk based, may be kind of a benchmark for you all as to whether you’d think about raising common equity just to give yourself more of a margin for error. Any comments there with respect to total risk based and especially in light of the stronger loan pipeline. Thanks.

<A – Denis Sheahan>: Bryce, yeah, I mean 11% is – we think in this environment, we want to be 11% and better. We have confidence that we can grow our total risk based effectively over the next six months, even including that good commercial loan pipeline. And part of the reason for that is, we’re going to have some – we’ve exited the indirect auto business and there’s going to be continued runoff in that portfolio. That’s 100% risk-weighted assets that will mitigate some of the growth in the commercial portfolio. In addition, although it’s a lower risk-weighted asset, we expect residential is likely going to continue to runoff the vast majority of our production is for sale. If you take those things together, we think we’re going to grow total risk based effectively.

<Q – Bryce Rowe>: Okay. That’s helpful. Thank you.

<A – Christopher Oddleifson>: Sure.

Operator: [Operator Instructions]. We have a follow-up from Laurie Hunsicker, Stifel Nicolaus.

<Q – Laurie Hunsicker>: Hi. Denis, just quickly, I wanted to go back on the FDIC insurance. When we back out the assessment – I’m sorry I meant to ask you this earlier. The 2Q is $1.75 million, 1.752 approximately versus March with $536,000, and obviously you got Ben Franklin in there. But was there some other reason for the jump because it seems like a big jump to me?

<A – Denis Sheahan>: Yeah, there’s about $0.5 million catch up from Q1. The new rates that came out, we thought they were effective April 1; they were actually effective January 1. So it’s about $0.5 million catch up.

<Q – Laurie Hunsicker>: So will that run closer to 1.2 then?

<A – Denis Sheahan>: Yes.
Q – Laurie Hunsicker>: Okay, perfect. Thanks.

<A – Christopher Oddleifson>: Sure.

Operator: [Operator Instructions] Gentlemen, we have no further question at this time.

Christopher Oddleifson, President and Chief Executive Officer

Okay. Well, thank you very much everybody. We really appreciate your time and attention, and look forward to talking to you next quarter.

Denis K. Sheahan, Chief Financial Officer:
Thank you.

Christopher Oddleifson, President and Chief Executive Officer :

Good-bye.

Operator: Thank you. This does conclude today’s conference. At this time, you may now disconnect.